FOR IMMEDIATE RELEASE February 1, 2006	FOR MORE INFORMATION CALL: LIGHTSTONE SECURITIES LLC: Edward Devereaux President and CEO (866) 792-8700 MEDIA: Kathleen Rodriguez Beckerman Public Relations (908) 781-6420 kathleen@beckermanpr.com

LIGHSTONE VALUE PLUS REIT BREAKS ESCROW

“ONE-OF-A-KIND” REIT ANNOUNCES FIRST ACQUISITION
AND DECLARES DIVIDEND

NEW YORK, NY, FEBRUARY 1, 2006 -- The first “no front-end load” real estate investment trust, The Lightstone Value Plus Real Estate Investment Trust (the REIT), announced it has surpassed $3 million in subscriptions to date. Sponsored by one of the premiere real estate investors in the country, David Lichtenstein, chairman and CEO of The Lightstone Group, the REIT has also identified its first potential acquisition and declared its first dividend to shareholders.

The REIT began its $300 million publicly registered, non-listed offering of up to 30 million shares of common stock in May 2005. Proceeds from subscriptions to the fund were initially placed in escrow pending the sale of at least 200,000 shares at $10 per share. All such subscriptions have since been applied to the purchase of shares on behalf of the REIT’s first investors.

The REIT has also identified a potential first property acquisition. The retail property would be operated by The Lightstone Group’s retail arm, Prime Retail. The REIT is expected to close on the $28 million acquisition of the Belz Factory Outlet World in St. Augustine, Florida by April 2006. Although the REIT believes that the acquisition of this property is probable, there can be no assurance that this acquisition will be consummated.

Finally, the REIT’s board of directors declared a dividend for the two-month period ending March 31, 2006. The dividend will be calculated based on shareholders of record each day during this two-month period at a rate of $0.0019178 per day, and will equal a daily amount that, if paid each day for a 365-day period, would equal a 7.0 percent annualized rate based on a share price of $10.00. The dividend will be paid in cash in April 2006.

The amount of dividends to be distributed to the REIT’s shareholders in the future will be determined by the REIT’s board of directors and will be dependent on a number of factors, including funds available for payment of dividends, the REIT’s financial condition, capital expenditure requirements and annual distribution requirements needed to qualify and maintain its status as a REIT under the Internal Revenue Code.

About The Lightstone Value Plus REIT

The investment objectives of the REIT are capital appreciation and income from real estate cash flows. Minimum initial investments are $1,000 for individuals, and $3,000 for tax-deferred accounts.

The REIT is unique in that its sponsor, an affiliate of The Lightstone Group, will make a significant equity investment, representing 10 percent of the capital raised by the REIT, providing 100 percent of the funds required to cover the front end costs of the offering. This investment of up to $30 million will be made over time as subscriptions are accepted by the REIT. This unique alignment of interests will allow investors in the REIT the opportunity to see 100 percent of their investment directed into property acquisitions.

For more information on how to obtain information or acquire shares please contact:

Lightstone Securities LLC
Member NASD,SIPC
Ed Devereaux, President & CEO, edevereaux@lightstonereit.com
Jim Wellman, Marketing Director, jwellman@lightstonereit.com
460 Park Avenue
New York, NY 10022
(866) 792-8700
http://www.lightstonereit.com

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